Exhibit 99.1

AMRI to Close Holywell, U.K. API Manufacturing Facility

Albany, NY (April 2, 2015) – AMRI (NASDAQ: AMRI) announced today that it has decided to close its Holywell, U.K. facility following a consultation process with employee representatives. The Holywell site provides chemical development services and small- and large scale-manufacturing services of active pharmaceutical ingredients (API) and intermediates.

“This was a difficult decision as it impacts team members who have made valuable contributions to AMRI,” said William S. Marth, AMRI President and Chief Executive Officer. “We will work diligently to ensure the closing of the Holywell facility goes as smoothly as possible for our customers and employees.”

AMRI will transition activities at the Holywell site to other facilities within the AMRI network and plans to cease operations at the site by the end of 2015. Closure of the site is expected to affect approximately 62 positions.

About AMRI
Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API Manufacturing supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids, and cytotoxic compounds. Drug Product Manufacturing supports pre-clinical through commercial scale production of complex liquid-filled and lyophilized parenteral formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

About AMRI API Manufacturing

With demonstrated success in large scale API Manufacturing, we offer the preeminence and scale to support the chemical development and cGMP manufacture of complex Active Pharmaceutical Ingredients (API). Our global manufacturing footprint, which also includes manufacturing in Europe and India, provides customers with access to global markets and low-cost manufacturing of APIs or intermediates. In addition, we have the skills and infrastructure to adequately provide complex API research and development, analytical support and support with global regulatory activities.

Contacts:
Investors – Patty Eisenhaur, AMRI Investor Relations, 518-512-2936

Media: Gina Rothe, AMRI Communications, 518-512-2512